[Exhibit 64]




                         [ITT LETTERHEAD]





                                             DATE:      June 25, 1997
                                             CONTACT:   Jim Gallagher
                                             TELEPHONE:  212-258-1261


                      FOR IMMEDIATE RELEASE



         NEW YORK, NY, June 25, 1997 -- In connection with recent press reports ITT confirmed today that it is considering several expressions of interest from parties interested in purchasing a portion of ITT's equity interest in Ciga and from other parties interested in purchasing individual Ciga hotels. ITT is considering all of its options regarding its position in Ciga, as well as other hotels, taking into account the best interests of its shareholders.